Exhibit 3.2

AMENDED AND RESTATED

BYE-LAWS

OF

Norwegian Cruise Line Holdings Ltd.

(Effective June 13, 2019)

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

iii

Norwegian Cruise Line Holdings Ltd.	Page 1

INTERPRETATION

1.	Definitions and Interpretation

1.1	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	the Companies Act 1981 as amended from time to time;

Auditor	includes an individual or partnership;

Bermuda	the Islands of Bermuda;

Beneficial Ownership	ownership of Shares by a Person who would be treated as the owner of such Shares directly, indirectly or constructively, as determined for purposes of Section 883(c)(3) of the Code and the regulations promulgated thereunder, and shall include any Shares Beneficially Owned by any other Person who is a “related person” with respect to such Person through the application of Section 267(b) of the Code, as modified in any way for the purposes of Section 883(c)(3) of the Code and the regulations promulgated thereunder. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings;

Board	the board of directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the directors present at a meeting of directors at which there is a quorum;

Business Day	means any day that is not a Saturday, Sunday or other day on which commercial banks in Bermuda or New York are authorized or required by law to close;

Bye-laws	these Amended and Restated bye-laws adopted by the Company on June 13, 2019, in their present form or as from time to time amended;

CEO Observer	has the meaning set forth in Bye-law 50;

Norwegian Cruise Line Holdings Ltd.	Page 2

Charitable Beneficiary	an organization organized and operated exclusively for religious, charitable, scientific, literary, educational or similar purposes that is a “qualified shareholder” as defined in U.S. Treasury Regulation Section 1.883-4(b), selected by the Excess Share Trustee;

Code	the United States Internal Revenue Code of 1986, as amended from time to time;

Company	the company incorporated in Bermuda under the name of Norwegian Cruise Line Holdings Ltd. on the 21st day of February, 2011, for which these Bye-laws are approved and confirmed;

Director	a director of the Company;

Excess Shares	Shares resulting from an event described in Bye-law 11.2;

Excess Share Trust	a trust created pursuant to Bye-law 12;

Excess Share Trustee	a Person, who shall be unaffiliated with the Company, any Purported Beneficial Transferee and any Purported Record Transferee, appointed by the Board as the trustee of the Excess Share Trust;

indemnitee	has the meaning set forth in Bye-law 56.2;

Market Price	the average of the daily closing prices for any class of Shares for the five (5) consecutive trading days ending on such date, or if such date is not a trading date, the five consecutive trading days preceding such date. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to any class of Shares listed or admitted to trading on the principal national securities exchange on which such class of Shares are listed or admitted to trading, or if such class of Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over the counter market, as reported by the NYSE or such other system then in use, or if such class of Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such class of Shares selected by the Board;

Norwegian Cruise Line Holdings Ltd.	Page 3

NYSE	The New York Stock Exchange;

notice	written notice as further provided in these Bye-laws unless otherwise specifically stated;

Officer	any person appointed by the Board to hold an office in the Company;

Ordinary Shares	ordinary shares of the Company, par value USD.001 per share;

Ownership Limit	shall mean Beneficial Ownership of more than four and nine tenths percent (4.9%), by value, vote or number, of any class of Shares. The Ownership Limit shall not apply to any class of Shares exempted in accordance with the provisions of Bye-law 11.8. The value of the outstanding Shares shall be determined by the Board in good faith, which determination shall be exclusive for all purposes hereof;

person	shall be construed broadly and shall include, without limitation, an individual, a partnership, a corporation, a limited liability partnership, an investment fund, a limited liability company, a company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof;

Person	means, for the purposes of Bye-laws 11 - 12, a person as defined by Section 7701(a) of the Code;

Preference Shares	preference shares of the Company, par value USD.001 per share;

Purported Beneficial Holder	with respect to any event (other than a purported Transfer, but including holding Shares in excess of the Ownership Limitation on the Section 883 Adoption Date) which results in Excess Shares, the Person for whom the Purported Record Holder held Shares that, pursuant to Bye-law 11.2, became Excess Shares upon the occurrence of such event;

Norwegian Cruise Line Holdings Ltd.	Page 4

Purported Beneficial Transferee	with respect to any purported Transfer which results in Excess Shares, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Shares if such Transfer had been valid under Bye-law 11.1;

Purported Record Holder	with respect to any event (other than a purported Transfer, but including holding Shares in excess of the Ownership Limitation on the Amendment Date) which results in Excess Shares, the record holder of the Shares that, pursuant to Bye-law 11.2, became Excess Shares upon the occurrence of such event;

Purported Record Transferee	with respect to any purported Transfer which results in Excess Shares, the record holder of the Shares if such Transfer had been valid under Bye-law 11.1;

Register of Directors and Officers	the register of directors and officers referred to in these Bye-laws;

Register of Shareholders	the register of members;

Registered Office	shall be Walkers Corporate (Bermuda) Limited, Park Place, 3rd Floor, 55 Par-la-Ville Road, Hamilton HM 11, Bermuda, or at such other place in Bermuda as the Board shall from time to time appoint;

Resident Representative	any person appointed to act as resident representative and includes any deputy or assistant resident representative;

Resolution	a resolution of the Shareholders holding a majority of the then-outstanding shares of the Company or, where required by Applicable Law, of a separate class or separate classes of Shareholders, adopted either in an annual general meeting or special general meeting or by written resolution, in accordance with the provisions of these Bye-laws;

Restriction Termination Date	such date as may be determined by the Board in its sole discretion (and for any reason) as the date on which the ownership and transfer restrictions set forth in Bye-law 11 and Bye-law 12 should cease to apply;

Norwegian Cruise Line Holdings Ltd.	Page 5

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Section 883 Adoption Date	January 24, 2013;

Shareholder	the person registered in the Register of Shareholders as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Shareholders as one of such joint holders or all of such persons, as the context so requires;

Shares	means, for the purposes of Bye-laws 11 - 12, shares of the Company of any class or classes traded on an established securities market (including the NYSE) as may be authorized and issued from time to time pursuant to Bye-law 2;

Transfer	means, any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Shares (including (i) the granting of any option or interest similar to an option (including an option to acquire an option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. For purposes of this definition as it relates to Bye-laws 11 - 12, whether securities or rights are convertible or exchangeable for Shares shall be determined in accordance with Sections 267(b) and 883 of the Code;

Treasury Share	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled.

Norwegian Cruise Line Holdings Ltd.	Page 6

1.2	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	the words:

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative; and

(d)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

1.3	In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

2.1	Subject to these Bye-laws and to any Resolution to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine.

2.2	The Board is expressly authorised (and the Board is hereby authorised to exercise such power from time to time without a Resolution) to provide, by way of resolution of the Board, for the issuance of all or any Preference Shares in one or more series, to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding) and to fix for each such series such voting powers, full or limited, or no voting powers, and such distinctive designations, powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such series (and, for the avoidance of doubt, such matters and the issuance of such Preference Shares shall not be deemed to vary the rights attached to the Ordinary Shares or, subject to the terms of any other series of Preference Shares, to vary the rights attached to any other series of Preference Shares) including, without limitation, the authority to provide that any such series may be (a) subject to redemption at such time or times (including at a determinable date or at the option of the Company or the holder) and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company; or (d) convertible into, or exchangeable for, shares of any other class or classes of shares, or of any other series of the same or any other class or classes of shares, of the Company at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions of the Board.

Norwegian Cruise Line Holdings Ltd.	Page 7

3.	Power of the Company to Purchase its Shares

3.1	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.

3.2	The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

4.	Rights Attaching to Shares

4.1	At the date these Bye-laws are adopted, the authorised share capital of the Company is divided into two classes: (i) 490,000,000 Ordinary Shares and (ii) 10,000,000 Preference Shares.

4.2	The holders of Ordinary Shares, shall, subject to these Bye-laws (including, without limitation, the rights attaching to any Preference Shares):

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

4.3	Any Preference Shares of any series which have been redeemed or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorised and unissued Preference Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Shares to be created by resolution of the Board or as part of any other series of Preference Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution of the Board providing for the issue of any series of Preference Shares.

Norwegian Cruise Line Holdings Ltd.	Page 8

4.4	At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by a resolution of the Board, including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued Ordinary Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

4.5	All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

5.	Prohibition on Financial Assistance

The Company shall not give, whether directly or indirectly, whether by means of loan, guarantee, provision of security or otherwise, any financial assistance for the purpose of the acquisition or proposed acquisition by any person of any shares in the Company, but nothing in this Bye-law shall prohibit transactions permitted under the Act.

6.	Share Certificates

6.1	Every Shareholder shall be entitled to a certificate under the common seal of the Company (or a facsimile thereof) or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Shareholder and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means. A certificate may also be signed by such transfer agent or registrar as the Board may determine, and in such case the signature of the transfer agent or the registrar may also be facsimile, engraved or printed. If in the event any Director, officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may nevertheless be issued by the Company with the same effect as if he were such Director, officer, transfer agent or registrar at the date of issue.

6.2	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

Norwegian Cruise Line Holdings Ltd.	Page 9

6.3	The holder of any shares of the Company shall immediately notify the Company of any loss, destruction or mutilation of the certificate therefor, and the Board may, in its discretion, cause to be issued to him a new certificate or certificates for such shares, upon the surrender of the mutilated certificates or, in the case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction, and the Board may, in its discretion, require the owner of the lost or destroyed certificate or his legal representative to give the Company a bond in such sum and with such surety or sureties as it may direct to indemnify the Company against any claim that may be made against it on account of the alleged loss or destruction of any such certificate.

6.4	The provisions of this Bye-Law 6 are subject to the terms of Bye-Law 10.6.

7.	Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTRATION OF SHARES

8.	Register of Shareholders

8.1	The Board shall cause to be kept in one or more books a Register of Shareholders and shall enter therein the particulars required by the Act.

8.2	The Register of Shareholders shall be open to inspection without charge at the Registered Office of the Company on every Business Day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each Business Day be allowed for inspection. The Register of Shareholders may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty days in each year.

9.	Registered Holder Absolute Owner

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

10.	Transfer of Registered Shares

10.1	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares
• (the “Company”)

FOR VALUE RECEIVED……………….. [amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] shares of the Company.

DATED this [ ] day of [ ], 201[ ]

Norwegian Cruise Line Holdings Ltd.	Page 10

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

10.2	Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Shareholders.

10.3	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the Transfer.

10.4	The joint holders of any share may Transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Shareholder may Transfer any such share to the executors or administrators of such deceased Shareholder.

10.5	The Board shall refuse to register a Transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained, if any. If the Board refuses to register a Transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

10.6	Notwithstanding Bye-laws 10.1 to 10.5,

(a)	Shares may be Transferred without a written instrument if Transferred by an appointed agent or otherwise in accordance with the Act;

(b)	The Board shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned and these Bye-laws, have power to implement and/or approve any arrangements it may, in its absolute discretion, think fit in relation to the evidencing of title to and Transfer of interests in shares in the capital of the Company in the form of depositary interests or similar interests, instruments or securities, and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer thereof or the shares of the Company represented thereby. The Board may from time to time take such actions and do such things as it may, in its absolute discretion, think fit in relation to the operation of any such arrangements; and

Norwegian Cruise Line Holdings Ltd.	Page 11

(c)	it is understood that the permission of the Bermuda Monetary Authority is not required in respect of any shares of the Company that are admitted to trading on the NYSE or any other appointed stock exchange (as defined under the Exchange Control Act 1972 of Bermuda and related regulations).

11.	Restrictions on Transfer

11.1	Except as provided in Bye-law 11.8 hereof, from the Section 883 Adoption Date until the Restriction Termination Date: (1) no Person shall Beneficially Own Shares in excess of the Ownership Limit; (2) any Transfer that, if effective, would result in any Person Beneficially Owning Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of Shares which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit and the intended transferee shall acquire no rights in such Shares in excess of the Ownership Limit; and (3) any Transfer of Shares that, if effective, would result in the Shares being “closely held” within the meaning of U.S. Treasury Regulation Section 1.883-2(d)(3)(i) and being ineligible for the exception to the “closely held” treatment under U.S. Treasury Regulation Section 1.883-2(d)(3)(ii) shall be void ab initio as to the Transfer of that number of Shares which would cause the Shares to be “closely held” within the meaning of such U.S. Treasury Regulation sections, and the intended transferee shall acquire no rights in such Shares.

11.2	If, notwithstanding the other provisions contained in these Bye-laws, at any time from the Section 883 Adoption Date until the Restriction Termination Date, there is a purported Transfer or other event such that any Person would Beneficially Own Shares in excess of the Ownership Limit, then, except as otherwise provided in Bye-law 11.8 hereof, such Shares which would be in excess of the Ownership Limit (rounded up to the nearest whole share), shall automatically be designated as Excess Shares (without reclassification). The designation of such Shares as Excess Shares shall be effective as of the close of business on the Business Day prior to the date of the Transfer or other event. If, after designation of such Shares owned directly by a Person as Excess Shares, such Person still owns Shares in excess of the applicable Ownership Limit, Shares Beneficially Owned by such Person in excess of the Ownership Limit shall be designated as Excess Shares until such Person does not own Shares in excess of the applicable Ownership Limit. Where such Person Beneficially Owns Shares through one or more Persons and the Shares held by such other Persons must be designated as Excess Shares, the designation of Shares held by such other Persons as Excess Shares shall be pro rata.

Norwegian Cruise Line Holdings Ltd.	Page 12

11.3	If, notwithstanding the other provisions contained in these Bye-Laws, at any time from the Section 883 Adoption Date until the Restriction Termination Date, there is a purported Transfer which, if effective, would cause the Shares to become “closely held” within the meaning of U.S. Treasury Regulation Section 1.883-2(d)(3)(i) and ineligible for the exception to the “closely held” treatment under U.S. Treasury Regulation Section 1.883-2(d)(3)(ii), then, except as otherwise provided in Bye-law 11.8 hereof, the Shares being Transferred and which would cause, when taken together with all other Shares, the Shares to be “closely held” within the meaning of such U.S. Treasury Regulation sections (rounded up to the nearest whole share) shall automatically be designated as Excess Shares (without reclassification). The designation of such Shares as Excess Shares shall be effective as of the close of business on the Business Day prior to the date of the Transfer. If, after designation of such Shares owned directly by a Person as Excess Shares, such Person still Beneficially Owns Shares in excess of the applicable Ownership Limit, Shares Beneficially Owned by such Person constructively in excess of the Ownership Limit shall be designated as Excess Shares until such Person does not Beneficially Own Shares in excess of the applicable Ownership Limit. Where such Person Beneficially Owns Shares through one or more Persons and the Shares held by such other Persons must be designated as Excess Shares, the designation of Shares held by such other Persons as Excess Shares shall be pro rata.

11.4	If the Board shall at any time determine in good faith that a purported Transfer or other event has taken place in violation of Bye-law 11.1 hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any Shares in violation of Bye-law 11.1 hereof, the Board may take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, causing the Company to redeem shares, refusing to give effect to such Transfer or other event on the books of the Company or instituting proceedings to enjoin such Transfer or other event or transaction; provided, however, that any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial Ownership) in violation of Bye-law 11.1 hereof shall be void ab initio and automatically result in the designation and treatment described in Bye-law 11.2 hereof, irrespective of any action (or non-action) by the Board.

11.5	Any Person who acquires or attempts to acquire Shares in violation of Bye-law 11.1 hereof, or any Person who is a purported transferee such that Excess Shares result under Bye-law 11.2 hereof, shall immediately give written notice to the Company of such Transfer, attempted Transfer or other event and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Company’s status as qualifying for exemption from taxation on gross income from the international operation of a ship or ships within the meaning of Section 883 of the Code.

11.6	The restrictions set forth in Bye-law 11.1 shall not apply to any Shares with respect to which such restrictions are prohibited pursuant to applicable provisions of the laws of Bermuda.

11.7	Subject to Bye-law 11.11 hereof, nothing contained in these Bye-laws shall limit the authority of the Board to take such other action as they deem necessary or advisable to protect the interests of the Company’s shareholders by preservation of the Company’s status as exempt from taxation on gross income from the international operation of a ship or ships within the meaning of Section 883 of the Code and to ensure compliance with the Ownership Limit.

11.8	The Board may exempt a Person (or may generally exempt any class of Persons) or any class of Shares from the Ownership Limit.

Norwegian Cruise Line Holdings Ltd.	Page 13

11.9	After the Section 883 Adoption Date, and prior to the Restriction Termination Date, each certificate for the Shares shall bear the following legend:

“The Shares represented by this certificate are subject to restrictions on transfer. Unless excepted by the Board or exempted by the terms of the Bye-laws of the Company, no Person may Beneficially Own Shares in excess of 4.9% of the outstanding Shares, by value, vote or number, determined as provided in the Bye-laws of the Company, and computed with regard to all outstanding Shares and, to the extent provided by the Code, all Shares issuable under existing options and exchange rights that have not been exercised. Unless so excepted, any acquisition of Shares and continued holding of ownership constitutes a continuous representation of compliance with the above limitations, and any Person who attempts to Beneficially Own Shares in excess of the above limitations has an affirmative obligation to notify the Company immediately upon such attempt. If the restrictions on transfer are violated, the transfer will be void ab initio and the Shares represented hereby will be designated and treated as Excess Shares that will be held in trust. Excess Shares may not be transferred at a profit and may be purchased by the Company. In addition, certain Beneficial Owners must give written notice as to certain information on demand and on exceeding certain ownership levels. All terms not defined in this legend have the meanings provided in the Bye-laws of the Company. The Company will mail without charge to any requesting shareholder a copy of the Bye-laws of the Company, including the express terms of each class and series of the authorized Shares of the Company, within five (5) days after receipt by the Secretary of the Company of a written request therefor.”

11.10	If any provision of Bye-law 11 or Bye-law 12 or any application of any such provision is determined to be invalid by any court having competent jurisdiction over the issues, the validity of the remaining provisions shall not be affected, and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

11.11	Nothing in these Bye-laws shall preclude the settlement of any transaction entered into through the facilities of the NYSE. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of these Bye-laws and any transferee in such a transaction shall be subject to all the provisions and limitations set forth in these Bye-laws.

Norwegian Cruise Line Holdings Ltd.	Page 14

11.12	After the Section 883 Adoption Date and prior to the Restriction Termination Date: (1) every Beneficial Owner of three percent (3%) or more, by vote, value or number, or such lower percentages as required pursuant to regulations under the Code, of the outstanding Shares shall promptly after becoming such a three percent (3%) Beneficial Owner, give written notice to the Company stating the name and address of such Beneficial Owner, the general ownership structure of such Beneficial Owner, the number of shares of each class of Shares Beneficially Owned, and a description of how such Shares are held and (2) each Person who is a Beneficial Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial Owner shall provide on demand to the Company such information as the Company may request from time to time in order to determine the Company’s status as exempt from taxation on gross income from the international operation of a ship or ships within the meaning of Section 883 of the Code and to ensure compliance with the Ownership Limit.

11.13	In the case of an ambiguity in the application of any of the provisions of Bye-laws 11 or 12 or any definition contained in Bye-laws 11 and 12, the Board shall have the power to determine the application of the provisions of Bye-laws 11 and 12 or any such definition with respect to any situation based on the facts known to it. In the event Bye-laws 11 or 12 require an action by the Board and these Bye-laws fail to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Bye-laws 11 or 12.

12.	Excess Shares

12.1	Upon any purported Transfer or other event that results in Excess Shares pursuant to Bye-laws 11.2 or 11.3 hereof, and without any action required on the part of the Purported Record Transferee or Purported Record Holder, such Excess Shares shall be transferred to the Excess Share Trustee, as trustee of the Excess Share Trust, for the benefit of the Charitable Beneficiary, such transfer to be effective as of the close of business on the Business Day prior to the date of the Transfer or other event or immediately upon the creation of the Excess Share Trust, if such creation date is a later date. Excess Shares so held in trust shall be issued and outstanding shares of the Company. To give effect to any such transfer, each of the Directors and Officers (and any person authorized by a resolution of the Board) is hereby empowered to sign, on behalf of the Purported Record Transferee or Purported Record Holder, an instrument of transfer in respect of the Excess Shares. The Purported Record Transferee or Purported Record Holder shall have no rights in such Excess Shares. The Purported Beneficial Transferee or Purported Beneficial Holder shall have no rights in such Excess Shares except as provided in Bye-law 12.4 and Bye-law 12.6. The Excess Share Trustee may resign at any time so long as the Company shall have appointed a successor trustee. The Excess Share Trustee shall, from time to time, designate one or more charitable organization or organizations as the Charitable Beneficiary.

12.2	Any consideration received by a Purported Beneficial Holder in excess of (i) the consideration paid by the Purported Beneficial Holder in the transaction that created such Excess Shares, in the case of Excess Shares resulting from a purported Transfer (or, in the case of the devise, gift or similar event, the Market Price of such Shares on the date of such devise, gift or similar event), or (ii) in the case of Excess Shares resulting from an event other than a purported Transfer, the Market Price of such Shares on the date of such event, in each case, as a result of a subsequent purported Transfer of such Excess Shares prior to the discovery by the Company that the Shares have been designated as Excess Shares, in all such cases shall be transferred to the Excess Share Trustee, as trustee of the Excess Share Trust, for the benefit of the Charitable Beneficiary. All such amounts received or other income earned by the Excess Share Trust shall be paid over to the Charitable Beneficiary. For the avoidance of doubt, any such transferee of any Purported Record Transferee or Purported Record Holder in a subsequent purported Transfer described in this Bye-law 12.2 shall have no rights in such Excess Shares.

Norwegian Cruise Line Holdings Ltd.	Page 15

12.3	Excess Shares shall be entitled to the same dividends determined as if the designation of Excess Shares had not occurred. Any dividend or distribution paid prior to the discovery by the Company that the Shares have been designated as Excess Shares shall be repaid to the Excess Share Trust and shall be due and payable immediately by the Purported Beneficial Transferee or the Purported Beneficial Holder. Any dividend or distribution declared but unpaid shall be paid to the Excess Share Trust. All dividends received or other income earned by the Excess Share Trust shall be paid over to the Charitable Beneficiary.

12.4	Upon liquidation, dissolution or winding up of the Company, the Purported Beneficial Transferee or Purported Beneficial Holder shall receive, for each Excess Share, the lesser of (a) the amount per share of any distribution made upon liquidation, dissolution or winding up or (b) (i) in the case of Excess Shares resulting from a purported Transfer, the price per share of the Shares in the transaction that created such Excess Shares (or, in the case of the devise, gift or other similar event, the Market Price of such Shares on the date of such devise, gift or other similar event), or (ii) in the case of Excess Shares resulting from an event other than a purported Transfer, the Market Price of the Shares on the date of such event. Any amounts received in excess of such amount shall be paid to the Charitable Beneficiary.

12.5	The Excess Share Trustee shall be entitled to vote the Excess Shares on behalf of the Charitable Beneficiary on any matter. Subject to Bermuda law, any vote cast by a Purported Record Transferee with respect to the Excess Shares prior to the discovery by the Company that the Excess Shares were held in trust will be rescinded ab initio; provided, however, that if the Company has already taken irreversible action with respect to an amalgamation, merger, reorganization, sale of all or substantially all the assets, dissolution of the Company or other action by the Company, then the vote cast by the Purported Record Transferee shall not be rescinded. The purported owner of the Excess Shares will be deemed to have given an irrevocable proxy to the Excess Share Trustee to vote the Excess Shares for the benefit of the Charitable Beneficiary. Notwithstanding the provisions of these Bye-laws, until the Company has received notification that Excess Shares have been transferred into an Excess Share Trust, the Company shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

Norwegian Cruise Line Holdings Ltd.	Page 16

12.6	Excess Shares shall be transferable only as provided in this Bye-law 12.6. At the direction of the Board, the Excess Share Trustee shall transfer the Excess Shares held in the Excess Share Trust to a Person or Persons (including, without limitation, the Company under Bye-law 12.7 below) whose ownership of such Shares shall not violate the Ownership Limit within 180 days after the later of (a) the date of the Transfer or other event which resulted in Excess Shares and (b) the date the Board determines in good faith that a Transfer or other event resulting in Excess Shares has occurred, if the Company does not receive a notice of such Transfer or other event pursuant to Bye-law 11.5 hereof. If such a transfer is made, the interest of the Charitable Beneficiary shall terminate, the designation of such Shares as Excess Shares shall thereupon cease and a payment shall be made to the Purported Beneficial Transferee, Purported Beneficial Holder and/or the Charitable Trustee as described below. If the Excess Shares resulted from a purported Transfer, the Purported Beneficial Transferee shall receive a payment from the Excess Share Trustee that reflects a price per share for such Excess Shares equal to the lesser of (a) the price per share received by the Excess Share Trustee and (b) (i) the price per share such Purported Beneficial Transferee paid for the Shares in the purported Transfer that resulted in the Excess Shares, or (ii) if the Purported Beneficial Transferee did not give value for such Excess Shares (through a gift, devise or other similar event), a price per share equal to the Market Price of the Shares on the date of the purported Transfer that resulted in the Excess Shares. If the Excess Shares resulted from an event other than a purported Transfer, the Purported Beneficial Holder shall receive a payment from the Excess Share Trustee that reflects a price per share of Excess Shares equal to the lesser of (a) the price per share received by the Excess Share Trustee and (b) the Market Price of the Shares on the date of the event that resulted in Excess Shares. Prior to any transfer of any interest in the Excess Share Trust, the Company must have waived in writing its purchase rights, if any, under Bye-law 12.7 below. Any funds received by the Excess Share Trustee in excess of the funds payable to the Purported Beneficial Holder or the Purported Beneficial Transferee shall be paid to the Charitable Beneficiary. The Company shall pay the costs and expenses of the Excess Share Trustee. Notwithstanding the foregoing, if the provisions of this Bye-law 12.6 are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the Purported Beneficial Transferee or Purported Beneficial Holder of any shares of Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring or holding such Excess Shares and to hold such Excess Shares on behalf of the Company.

12.7	Excess Shares shall be deemed to have been offered for sale by the Excess Share Trustee to the Company, or its designee, at a price per Excess Share equal to (a) in the case of Excess Shares resulting from a purported Transfer, the lesser of (i) the price per share of the Shares in the transaction that created such Excess Shares (or, in the case of devise, gift or other similar event, the Market Price of the Shares on the date of such devise, gift or other similar event), or (ii) the lowest Market Price of the class of Shares which resulted in the Excess Shares at any time after the date such Shares were designated as Excess Shares and prior to the date the Company, or its designee, accepts such offer or (b) in the case of Excess Shares resulting from an event other than a purported Transfer, the lesser of (i) the Market Price of the Shares on the date of such event or (ii) the lowest Market Price for Shares which resulted in the Excess Shares at any time from the date of the event resulting in such Excess Shares and prior to the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of ninety (90) days after the later of (a) the date of the Transfer or other event which resulted in such Excess Shares and (b) the date the Board determines in good faith that a Transfer or other event resulting in Excess Shares has occurred, if the Company does not receive a notice of such Transfer or other event pursuant to Bye-law 11.5 hereof.

Norwegian Cruise Line Holdings Ltd.	Page 17

12.8	The Ownership Limit shall not apply to the acquisition of Shares or rights, options or warrants for, or securities convertible into, Shares by an underwriter in a public offering or placement agent in a private offering, provided that the underwriter or placement agent makes a timely distribution of such Shares or rights, options or warrants for, or securities convertible into, Shares.

12.9	The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of Bye-laws 11 and 12.

12.10	No delay or failure on the part of the Company or the Board in exercising any right hereunder shall operate as a waiver of a right of the Company or the Board, as the case may be, except to the extent specifically waived in writing.

13.	Transmission of Registered Shares

13.1	In the case of the death of a Shareholder, the survivor or survivors where the deceased Shareholder was a joint holder, and the legal personal representatives of the deceased Shareholder where the deceased Shareholder was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Shareholder’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Shareholder with other persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Shareholder or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Shareholder.

13.2	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Shareholder may be registered as a Shareholder upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Shareholder
• (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Shareholder] to [number] share(s) standing in the Register of Shareholders of the Company in the name of the said [name of deceased/bankrupt Shareholder] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

Norwegian Cruise Line Holdings Ltd.	Page 18

DATED this [ ] day of [ ], 201[ ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

13.3	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Shareholder.

13.4	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

ALTERATION OF SHARE CAPITAL

14.	Power to Alter Capital

14.1	The Company may, if authorised by resolution of the Board and by Resolution, increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter its share capital in any manner permitted by the Act.

14.2	The Company may, if authorised by resolution of the Board and by Resolution, reduce its share capital in any manner permitted by the Act.

14.3	Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

15.	Variation of Rights Attaching to Shares

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Norwegian Cruise Line Holdings Ltd.	Page 19

DIVIDENDS AND CAPITALISATION

16.	Dividends

16.1	The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Shareholders, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets.

16.2	The Board may fix any date as the record date for determining the Shareholders entitled to receive any dividend.

16.3	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

16.4	The Board may declare and make such other distributions (in cash or in specie) to the Shareholders as may be lawfully made out of the assets of the Company.

17.	Power to Set Aside Profits

The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.

18.	Method of Payment

18.1	Any dividend, interest, or other moneys payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Shareholder at such Shareholder’s address in the Register of Shareholders, or to such person and to such address as the holder may in writing direct.

18.2	In the case of joint holders of shares, any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Shareholders, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

18.3	The Board may deduct from the dividends or distributions payable to any Shareholder all moneys due from such Shareholder to the Company on account of calls or otherwise.

Norwegian Cruise Line Holdings Ltd.	Page 20

19.	Capitalisation

19.1	The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Shareholders.

19.2	The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Shareholders who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF SHAREHOLDERS

20.	Annual General Meetings

The annual general meeting shall be held in each year (other than the year of incorporation) at such place, date and hour as shall be fixed by a resolution of the Board.

21.	Special General Meetings

The Board may convene a special general meeting whenever in their judgment such a meeting is necessary to be held at such place, date and hour as fixed by a resolution of the Board.

22.	Requisitioned General Meetings

The Board shall, on the requisition of Shareholders holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply.

23.	Notice

23.1	Notice of an annual general meeting stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which Shareholders may be deemed to be present at such meeting, and the record date for determining the Shareholders entitled to vote at the meeting (if such date is different from the record date for determining Shareholders entitled to notice of the meeting) shall be given to each Shareholder entitled to vote at such meeting as of the record date for determining the Shareholders entitled to notice of the meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting, unless otherwise provided by law or these Bye-Laws.

Norwegian Cruise Line Holdings Ltd.	Page 21

23.2	Notice of a special general meeting stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which Shareholders may be deemed to be present at such meeting, the record date for determining the Shareholders entitled to vote at the meeting (if such date is different from the record date for determining Shareholders entitled to notice of the meeting), and the purpose or purposes of the meeting shall be given to each Shareholder entitled to vote at such meeting, as of the record date for determining the Shareholders entitled to notice of the meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting, unless otherwise provided by law or these Bye-Laws.

23.3	The Board may fix any date as the record date for determining the Shareholders entitled to receive notice of and to vote at any general meeting.

23.4	An annual general meeting or special general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Shareholders entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Shareholders having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

23.5	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

24.	Giving Notice and Access

24.1	A notice may be given by the Company to a Shareholder:

(a)	by delivering it to such Shareholder in person; or

(b)	by sending it by letter mail or courier to such Shareholder’s address in the Register of Shareholders; or

(c)	by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Shareholder to the Company for such purpose; or

(d)	by publishing it on a website, and giving to such Shareholder a notice stating that the notice is available there. Such notice shall include the address of the website, the place on the website where the information or document may be found, and instructions as to how the information or document may be accessed on the website and may be given to such Shareholder by any of the means set out above.

24.2	Any notice required to be given to a Shareholder shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Shareholders and notice so given shall be sufficient notice to all the holders of such shares.

Norwegian Cruise Line Holdings Ltd.	Page 22

24.3	Any notice (save for one delivered in accordance with Bye-law 24.1(d)) shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier, or transmitted by electronic means.

24.4	In the case of information or documents delivered in accordance with Bye-law 24.1(d), service shall be deemed to have occurred when (a) the Shareholder is notified in accordance with that Bye-law and (b) the information or document is published on the website.

24.5	The Company shall be under no obligation to send a notice or other document to the address shown for any particular Shareholder in the Register of Shareholders if the Board considers that the legal or practical problems under the laws of, or the requirements of any regulatory body or stock exchange in, the territory in which that address is situated are such that it is necessary or expedient not to send the notice or document concerned to such Shareholder at such address and may require a Shareholder with such an address to provide the Company with an alternative acceptable address for delivery of notices by the Company.

24.6	The Company may deliver information or documents to a Shareholder via a website by notifying the Shareholder of the availability of such information or documents on such website and including on such notice the address of the website, the place on the website where the information or document may be found, and instructions as to how the information or document may be accessed on the website.

25.	Postponement or Cancellation of General Meeting

The Board may, and the Secretary on instruction from the Board shall, postpone or cancel any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned by the Shareholders under these Bye-laws) provided that notice of postponement or cancellation is given to the Shareholders before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Shareholder in accordance with these Bye-laws.

26.	Order of Business

26.1	Annual General Meetings. At any annual general meeting, only such nominations of persons for election to the Board shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual general meeting, and proposals of other business to be properly brought before an annual general meeting, nominations and proposals of other business must be (i) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly made at the annual general meeting, by or at the direction of the Board, or (iii) otherwise properly requested to be brought before the annual general meeting by a Shareholder in accordance with the applicable provisions of Bye-laws 26, 27 and 28. For nominations of persons for election to the Board or proposals of other business to be properly requested by a Shareholder to be made at an annual general meeting, a Shareholder must (A) be a Shareholder of record at the time of giving of notice of such annual general meeting by or at the direction of the Board and at the time of the annual general meeting, (B) be entitled to vote at such annual general meeting, and (C) comply with the procedures set forth in Bye-laws 27 and 28 as to such business or nomination. The immediately preceding sentence shall be the exclusive means for a Shareholder to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Company’s notice of meeting) before an annual general meeting.

Norwegian Cruise Line Holdings Ltd.	Page 23

26.2	Special General Meetings. At any special general meeting, only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the Company’s notice of meeting. To be properly brought before a special general meeting, proposals of business must be (i) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board or (ii) otherwise properly brought before the special general meeting, by or at the direction of the Board. At any special general meeting, only such nominations of persons for election to the Board may be made at a special general meeting at which Directors are to be elected, as shall have been properly brought before the meeting. For nominations to be properly made at a special general meeting, nominations must be specified in the Company’s notice of meeting (or any supplement thereto), (x) by or at the direction of the Board or (y) provided that the Board has determined that Directors shall be elected at such meeting, by any Shareholder who (1) is a Shareholder of record at the time of giving of notice of such special meeting and at the time of the special meeting, (2) is entitled to vote at the meeting, and (3) complies with the procedures set forth in Bye-laws 27 and 28 as to such nomination.

26.3	Except as otherwise provided by law or these Bye-laws, the chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these Bye-laws and, if any proposed nomination or other business is not in compliance with these Bye-laws, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.

27.	Advance Notice of Shareholder Business and Nominations

27.1	Annual General Meeting. Without qualification or limitation, for any nominations or any other business to be properly brought before an annual general meeting by a Shareholder pursuant to Bye-law 26.1, the Shareholder must have given timely notice thereof and timely updates and supplements thereof in writing to the Secretary and such other business must otherwise be a proper matter for Shareholder action.

Norwegian Cruise Line Holdings Ltd.	Page 24

(a)	To be timely, a Shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Shareholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual general meeting and not later than the close of business on the later of the 90th day prior to the date of such annual general meeting, or, if the first public announcement of the date of such annual general meeting is less than 100 days prior to the date of such annual general meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall any adjournment or postponement of an annual general meeting, or the public announcement thereof, commence a new time period for the giving of a Shareholder’s notice as described above.

(b)	In addition, to be timely, a Shareholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Company not later than five (5) Business Days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) Business Days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof.

27.2	Special General Meeting. In the event the Company calls a special general meeting for the purpose of electing one or more Directors to the Board, any such Shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, provided that the Shareholder’s notice with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Bye-Law 28) shall be delivered to the Secretary at the principal executive offices of the Company, not earlier than the close of business on the 120th day prior to the date of such special general meeting and not later than the close of business on the later of the 90th day prior to the date of such special general meeting or, if the first public announcement of the date of such special general meeting is less than 100 days prior to the date of such special general meeting, the 10th day following the day on which public announcement is first made of the date of the special general meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting, or the public announcement thereof, commence a new time period for the giving of a Shareholder’s notice as described above.

Norwegian Cruise Line Holdings Ltd.	Page 25

27.3	Disclosure Requirements

(a)	To be in proper form, a Shareholder’s notice (whether given pursuant to Bye-law 26.1 or 26.2) to the Secretary must include the following, as applicable.

(i)	As to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, a Shareholder’s notice must set forth: (A) the name and address of such Shareholder, as they appear on the Company’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (B) (1) the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such Shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (2) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard of whether the Shareholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right (a “Derivative Instrument”) directly or indirectly owned beneficially by such Shareholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which such Shareholder has a right to vote or direct the vote of any class or series of shares of the Company, (4) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Shareholder, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such Shareholder with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (“Short Interests”), (5) any rights to dividends on the shares of the Company owned beneficially by such Shareholder that are separated or separable from the underlying shares of the Company, (6) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (7) any performance-related fees (other than an asset-based fee) that such Shareholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including without limitation any such interests held by members of such Shareholder’s immediate family sharing the same household, (8) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such shareholder, and (9) any direct or indirect interest of such Shareholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (C) any other information relating to such Shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

Norwegian Cruise Line Holdings Ltd.	Page 26

(ii)	If the notice relates to any business other than a nomination of a Director or Directors that the Shareholder proposes to bring before the meeting, a Shareholder’s notice must, in addition to the matters set forth in paragraph (i) above, also set forth: (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such Shareholder and beneficial owner, if any, in such business, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration) and (C) a description of all agreements, arrangements and understandings between such Shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such Shareholder;

(iii)	As to each person, if any, whom the Shareholder proposes to nominate for election or reelection to the Board, a Shareholder’s notice must, in addition to the matters set forth in paragraph (i) above, also set forth: (A) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

Norwegian Cruise Line Holdings Ltd.	Page 27

(iv)	With respect to each person, if any, whom the Shareholder proposes to nominate for election or reelection to the Board, a Shareholder’s notice must, in addition to the matters set forth in paragraphs (i) and (iii) above, also include a completed and signed questionnaire, representation and agreement required by Bye-law 28. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable Shareholder’s understanding of the independence, or lack thereof, of such nominee.

(b)	For purposes of this Bye-law, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(c)	Notwithstanding the foregoing provisions of this Bye-law, a Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bye-law; provided, however, that any references in these Bye-laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Bye-law 26. Nothing in this Bye-law shall be deemed to affect any rights (1) of Shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (2) of the holders of any series of Preference Shares if and to the extent provided for under law or these Bye-laws. Subject to Rule 14a-8 under the Exchange Act, nothing in these Bye-laws shall be construed to permit any Shareholder, or give any Shareholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of Director or Directors or any other business proposal.

Norwegian Cruise Line Holdings Ltd.	Page 28

28.	Submission of Questionnaire; Representation and Agreement

To be eligible to be a nominee for election or reelection as a Director, any person who has been proposed by a Shareholder to be nominated pursuant to the procedures in Bye-law 27.1 or Bye-law 27.2 must deliver (in accordance with the applicable time periods prescribed for delivery of notice under Bye-law 27) to the Secretary at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company.

29.	Electronic Participation and Security at Meetings

29.1	Shareholders may participate in any general meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

29.2	The Board may, and at any general meeting, the chairman of such meeting may make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the chairman of such meeting are entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions

Norwegian Cruise Line Holdings Ltd.	Page 29

30.	Quorum at General Meetings

30.1	At any general meeting two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company throughout the meeting shall form a quorum for the transaction of business, provided that if the Company shall at any time have only one Shareholder, one Shareholder present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time.

30.2	If within a half hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each Shareholder entitled to attend and vote thereat in accordance with these Bye-laws.

31.	Chairman of General Meetings

The Board shall, by resolution, nominate one of the Directors to act as chairman at all general meetings at which such person is present. In the absence of any such nomination or the Director nominated, a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

32.	Voting on Resolutions

32.1	Subject to the Act and these Bye-laws, any question proposed for the consideration of the Shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes the resolution shall fail.

32.2	No Shareholder shall be entitled to vote at a general meeting unless such Shareholder has paid all the calls on all shares held by such Shareholder.

32.3	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Bye-laws, every Shareholder present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

32.4	In the event that a Shareholder participates in a general meeting by telephone, electronic or other communication facilities or means, the chairman of the meeting shall direct the manner in which such Shareholder may cast his vote on a show of hands.

Norwegian Cruise Line Holdings Ltd.	Page 30

32.5	At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

32.6	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

33.	Power to Demand a Vote on a Poll

33.1	Notwithstanding the foregoing, a poll may be demanded by any of the following persons:

(a)	the chairman of such meeting; or

(b)	at least three Shareholders present in person or represented by proxy; or

(c)	any Shareholder or Shareholders present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Shareholders having the right to vote at such meeting; or

(d)	any Shareholder or Shareholders present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

33.2	Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Shareholders are present by telephone, electronic or other communication facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

33.3	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman (or acting chairman) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

Norwegian Cruise Line Holdings Ltd.	Page 31

33.4	Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communication facilities or means shall cast his vote in such manner as the chairman shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Shareholders or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

34.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Shareholders.

35.	Instrument of Proxy

35.1	An instrument appointing a proxy shall be in writing in substantially the following form or such other form as the chairman of the meeting shall accept:

Proxy
• (the “Company”)

I/We, [insert names here], being a Shareholder of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Shareholders to be held on the [ ] day of [ ], 201[ ] and at any adjournment thereof. (Any restrictions on voting to be inserted here).

Signed this [ ] day of [ ], 201[ ]

Shareholder(s)

35.2	The instrument appointing a proxy must be received by the Company at the Registered Office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the instrument appointing a proxy proposes to vote, and an instrument appointing a proxy which is not received in the manner so prescribed shall be invalid.

35.3	A Shareholder who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

35.4	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

36.	Representation of Corporate Shareholder

36.1	A corporation which is a Shareholder may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Shareholder, and that Shareholder shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

Norwegian Cruise Line Holdings Ltd.	Page 32

36.2	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Shareholder.

37.	Adjournment of General Meeting

37.1	The chairman of a general meeting may, with the consent of the Shareholders at any general meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting.

37.2	In addition, the chairman of a general meeting may adjourn the meeting to another time and place without such consent or direction if it appears to him that:

(a)	it is likely to be impracticable to hold or continue that meeting because of the number of Shareholders wishing to attend who are not present; or

(b)	the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

37.3	Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Shareholder entitled to attend and vote thereat in accordance with these Bye-laws.

38.	Written Resolutions

38.1	Subject to these Bye-laws, anything which may be done by resolution of the Company in a general meeting or by resolution of a meeting of any class of the Shareholders may, without a meeting, be done by written resolution in accordance with this Bye-law.

38.2	Notice of a written resolution shall be given, and a copy of the resolution shall be circulated to all Shareholders who would be entitled to attend a meeting and vote thereon. The accidental omission to give notice to, or the non-receipt of a notice by, any Shareholder does not invalidate the passing of a resolution.

38.3	A written resolution is passed when it is signed by, or in the case of a Shareholder that is a person, on behalf of, the Shareholders who at the date that the notice is given represent not less than the minimum number of votes that would be required to authorize or take such action if the resolution was voted on at a meeting of Shareholders at which all Shareholders entitled to attend and vote thereat were present and voting.

Norwegian Cruise Line Holdings Ltd.	Page 33

38.4	A resolution in writing may be signed in any number of counterparts

38.5	A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Shareholders, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Shareholders voting in favour of a resolution shall be construed accordingly.

38.6	A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.

38.7	This Bye-law shall not apply to:

(a)	a resolution passed to remove an Auditor from office before the expiration of his term of office; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of his term of office.

38.8	For the purposes of this Bye-law, the effective date of the resolution is the date when the resolution is signed by, or in the case of a Shareholder that is a corporation whether or not a company within the meaning of the Act, on behalf of, the last Shareholder whose signature results in the necessary voting majority being achieved and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

39.	Directors Attendance at General Meetings

The Directors shall be entitled to receive notice of, attend, and be heard at any general meeting.

DIRECTORS AND OFFICERS

40.	Election of Directors

40.1	The Board of Directors shall be elected at the annual general meeting or at a special general meeting called for such purpose in accordance with the terms of these Bye-Laws.

40.2	The Board shall consist of such number of Directors being not less than seven but not more than eleven as shall be determined from time to time by resolution of the Board.

40.3	Where the number of persons validly proposed for re-election or election as a Director is greater than the number of Directors to be elected, the persons receiving the most votes (up to the number of Directors to be elected) shall be elected as Directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such Directors.

Norwegian Cruise Line Holdings Ltd.	Page 34

40.4	At any general meeting, the Shareholders may authorise the Board to fill any vacancy in their number left unfilled at a general meeting.

40.5	A resolution for the appointment of two or more persons as Directors by a single resolution shall not be moved at any general meeting unless a resolution that it shall be so moved has first been agreed to by the meeting without any vote being given against it and any resolution moved in contravention of this position shall be void.

40.6	Notwithstanding the foregoing provisions of this Bye-law 40, a Director may also be appointed or elected pursuant to the special rights that may be designated by the Board in respect of any issued Preference Shares pursuant to Bye-law 2.

41.	No Share Qualification

A Director shall not be required to hold any shares in the capital of the Company by way of qualification.

42.	Term of Office of Directors

The Directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three (3) classes, to be known as “Class I,” “Class II” and “Class III”, with each class to be apportioned as nearly equal in number as possible. Directors of Class I shall hold office until the next annual general meeting after the effectiveness of these Bye-laws, Directors of Class II shall hold office until the second annual general meeting after such effectiveness, and Directors of Class III shall hold office until the third annual general meeting after such effectiveness; provided, that the term of each Director shall continue until the election and qualification of a successor and be subject to such Director’s earlier death, resignation or removal. At each annual general meeting following such effectiveness, successors to the Directors of the class whose term of office expires at such annual meeting shall be elected to hold office until the third succeeding annual general meeting, so that the term of office of only one class of Directors shall expire at each annual general meeting. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent director.

43.	Removal of Directors

43.1	Subject to any provision to the contrary in these Bye-laws, the Shareholders entitled to vote for the election of Directors may, at any general meeting convened and held in accordance with these Bye-laws, remove any one or more Directors, with or without cause by affirmative vote of at least a majority of the votes cast and in the event of an equality of votes the resolution shall fail, provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.

Norwegian Cruise Line Holdings Ltd.	Page 35

43.2	If a Director is removed from the Board under this Bye-law, the Shareholders may fill the vacancy at the meeting at which such Director is removed. In the absence of such election or appointment, the Board may fill the vacancy.

44.	Vacancy in the Office of Director

44.1	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to Bye-law 43 or is prohibited from being a Director by law;

(b)	is or becomes bankrupt or insolvent;

(c)	is or becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that his office is vacated, or dies; or

(d)	resigns his office by notice to the Company.

44.2	Subject to Bye-laws 43.2, 44.3, any vacancy on the Board arising (i) in accordance with Bye-law 44.1, (ii) as a result of an increase in the number of Directors pursuant to Bye-law 40.2 or (iii) otherwise, may be filled only by a majority of the Directors then in office. Any Director of any class elected to fill a vacancy resulting from an increase in the number of Directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his or her predecessor.

44.3	If no quorum of Directors remains, the Shareholders in a general meeting shall have the power to appoint any person as a Director to fill a vacancy.

45.	Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in general meeting.

46.	Powers of the Board of Directors

The Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

Norwegian Cruise Line Holdings Ltd.	Page 36

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	designate one or more committees, such committee or committees to have such name or names as may be determined from time to time by resolution adopted by the Board, and each such committee to consist of one or more Directors, which to the extent provided in said resolution or resolutions shall have and may exercise the powers of the Board as may be delegated to such committee in the management of the business and affairs of the Company; provided further that the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board. A majority of all the members of any such committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. The Board shall have power to change the members of any such committee at any time, to fill vacancies and to discharge any such committee, either with or without cause, at any time;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

Norwegian Cruise Line Holdings Ltd.	Page 37

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

47.	Fees, Gratuities And Pensions

47.1	The ordinary remuneration of the Directors office for their services (excluding amounts payable under any other provision of these Bye−laws) shall be determined by the Board and each such Director shall be paid a fee (which shall be deemed to accrue from day to day) at such rate as may from time to time be determined by the Board. Each Director may be paid his reasonable travel, hotel and incidental expenses in attending and returning from meetings of the Board or committees constituted pursuant to these Bye− laws or general meetings and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director. Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye−law.

47.2	In addition to its powers under Bye−law 47.1 the Board may (by establishment of or maintenance of schemes or otherwise) provide additional benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any past or present Director or employee of the Company or any of its subsidiaries or any body corporate associated with, or any business acquired by, any of them, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

47.3	No Director or former Director shall be accountable to the Company or the Shareholders for any benefit provided pursuant to this Bye−law and the receipt of any such benefit shall not disqualify any person from being or becoming a Director of the Company.

48.	Register of Directors and Officers

The Secretary shall establish and maintain a Register of the Directors and Officers of the Company as required by the Act. The Register of the Directors and Officers shall be open to inspection without charge at the Registered Office of the Company on every Business Day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each Business Day be allowed for inspection. The Register of the Directors and Officers may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty days in each year.

Norwegian Cruise Line Holdings Ltd.	Page 38

49.	Appointment of Officers

The Board may appoint such officers (who may or may not be Directors) as the Board may determine.

50.	Appointment of the Observers

The Board shall designate the chief executive officer as a non-voting observer (the “CEO Observer”) to be present at all meetings of the Board and all committees thereof (other than the audit committee and executive sessions of the Board and any committee thereof). The Company shall give the CEO Observer the same notice and information with respect to meetings of the Board and all committees thereof (other than the audit committee and executive sessions of the Board and any committee thereof).

51.	Appointment of Secretary and Resident Representative

The Secretary and Resident Representative, if necessary, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary so appointed may be removed by the Board.

52.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

53.	Duties of the Secretary

The duties of the Secretary shall be those prescribed by the Act together with such other duties as shall from time to time be prescribed by the Board.

54.	Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

55.	Conflicts of Interest

55.1	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director’s firm, partner or company shall be entitled to remuneration as if such Director were not a Director. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as Auditor to the Company.

55.2	A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by the Act.

Norwegian Cruise Line Holdings Ltd.	Page 39

55.3	Following a declaration being made pursuant to this Bye-law, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting.

55.4	Subject to the Act and any further disclosure required thereby, a general notice to the Directors by a Director or officer declaring that he is a director or officer or has an interest in any business entity and is to be regarded as interested in any transaction or arrangement made with that business entity shall be sufficient declaration of interest in relation to any transaction or arrangement so made.

56.	Indemnification and Exculpation of Directors and Officers.

56.1	To the fullest extent permitted by the Act, a Director shall not be liable to the Company or its Shareholders for breach of fiduciary duty as a Director.

56.2	Without limitation of any right conferred by Bye-law 56.1, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person is or was a Director, Officer or Resident Representative of the Company, or is or was serving at the request of the Company as a Director, Officer, Resident Representative, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity while serving as a Director, Officer, Resident Representative, employee or agent or in any other capacity while serving as a Director, Officer, Resident Representative, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director, Officer or Resident Representative and shall inure to the benefit of the indemnitee’s heirs, testators, intestates, executors and administrators and Affiliates; provided, however, except as provided in Bye-law 56.3 with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) initiated by such indemnitee was authorized by the Board. The right to indemnification conferred in this Bye-law 56 shall be a contract right and shall include the right to be paid by the Company, the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Act requires, an advancement of expenses incurred by an indemnitee in his capacity as a Director, Officer or Resident Representative shall be made only upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Bye-law or otherwise.

Norwegian Cruise Line Holdings Ltd.	Page 40

56.3	If a claim under Bye-law 56.2 is not paid in full by the Company within 60 days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of any undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking the Company shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Act. Neither the failure of the Company (including the Board, independent legal counsel, or the Shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Company, nor an actual determination by the Company (including the Board, independent legal counsel or the Shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Bye-law or otherwise shall be on the Company.

56.4	The rights to indemnification and to the advancement of expenses conferred in this Bye-law 56 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, from or through the Company, agreement, vote of Shareholders or disinterested Directors or otherwise.

56.5	The Company may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a Director, Officer, Resident Representative, employee or agent of the Company or any person who is or was serving at the request of the Company as a director, officer, resident representative, employer or agent of another company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.

Norwegian Cruise Line Holdings Ltd.	Page 41

MEETINGS OF THE BOARD OF DIRECTORS

57.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

58.	Notice of Board Meetings

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director and the CEO Observer if it is given to such Director or the CEO Observer, as the case may be, orally (including in person or by telephone) or otherwise communicated or sent to such Director or the CEO Observer, as the case may be, by post, electronic means or other mode of representing words in a visible form at such Director’s or the CEO Observer’s, as the case may be, last known address or in accordance with any other instructions given by such Director or the CEO Observer, as the case may be, to the Company for this purpose.

59.	Electronic Participation in Meetings

Directors and the CEO Observer may participate in any meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

60.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a meeting of the Board shall be the presence of a majority of Directors on the Board from time to time.

61.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

62.	Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending, the Chairman of the Company, if there be one, shall act as chairman at all meetings of the Board at which such person is present. In the absence of the Chairman of the Company, a chairman shall be appointed or elected by the Directors present at the meeting.

Norwegian Cruise Line Holdings Ltd.	Page 42

63.	Written Resolutions

A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution.

64.	Validity of Prior Acts of the Board

No regulation or alteration to these Bye-laws made by the Company in an annual general meeting or a special general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

65.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of annual general meetings and special general meetings of the Shareholders, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

66.	Place Where Corporate Records Kept

Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the Registered Office of the Company.

67.	Form and Use of Seal

67.1	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

67.2	A seal may, but need not, be affixed to any deed, instrument, share certificate or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director, or (ii) any Officer, or (iii) the Secretary, or (iv) any person authorised by the Board for that purpose.

67.3	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

Norwegian Cruise Line Holdings Ltd.	Page 43

ACCOUNTS

68.	Books of Account

68.1	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

68.2	Such records of account shall be kept at the Registered Office of the Company, or subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

69.	Financial Year End

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.

AUDITS

70.	Annual Audit

Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

71.	Appointment of Auditor

71.1	Subject to the Act, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Shareholders shall be appointed by them as Auditor of the accounts of the Company.

71.2	The Auditor may be a Shareholder but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

72.	Remuneration of Auditor

Save in the case of an Auditor appointed pursuant to Bye-law 78, the remuneration of the Auditor shall be fixed by the Company in a general meeting or in such manner as the Shareholders may determine. In the case of an Auditor appointed pursuant to Bye-law 78, the remuneration of the Auditor shall be fixed by the Board.

Norwegian Cruise Line Holdings Ltd.	Page 44

73.	Duties of Auditor

73.1	The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

73.2	The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

74.	Change to the Company’s Auditors

No change to the Company’s Auditors may be made save in accordance with the Act and until the same has been approved by a resolution of the Board and by a Resolution.

75.	Access to Records

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

76.	Financial Statements

Subject to any rights to waive laying of accounts pursuant to the Act, financial statements as required by the Act shall be laid before the Shareholders in a general meeting. A resolution in writing made in accordance with Bye-law 38 receiving, accepting, adopting, approving or otherwise acknowledging financial statements shall be deemed to be the laying of such statements before the Shareholders in a general meeting.

77.	Distribution of Auditor’s Report

The report of the Auditor shall be submitted to the Shareholders in a general meeting.

78.	Vacancy in the Office of Auditor

The Board may fill any casual vacancy in the office of the Auditor, such Auditor to act until the next annual general meeting.

Norwegian Cruise Line Holdings Ltd.	Page 45

VOLUNTARY WINDING-UP AND DISSOLUTION

79.	Winding-Up

If the Company shall be wound up the liquidator may, with the sanction of a Resolution, divide amongst the Shareholders in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Shareholders as the liquidator shall think fit, but so that no Shareholder shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

80.	Changes to Bye-laws

No Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Act and until the same has been approved by a resolution of the Board and by a Resolution.

81.	Changes to the Memorandum of Association

No alteration or amendment to the Memorandum of Association may be made save in accordance with the Act and until same has been approved by a resolution of the Board and by a Resolution.

82.	Discontinuance

The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.